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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




        Date of Report (date of earliest event reported): January 7, 2002



                           TRANSOCEAN SEDCO FOREX INC.
             (Exact name of registrant as specified in its charter)



         CAYMAN ISLANDS                 333-75899                   N/A
(State or other jurisdiction of        (Commission           (I.R.S. Employer
incorporation or organization)         File Number)          Identification No.)



                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
              (Address of principal executive offices and zip code)



Registrant's telephone number, including area code: (713) 232-7500




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ITEM 9.    REGULATION FD DISCLOSURE.

         In accordance with Regulation FD, information is being furnished below in connection with presentations being made by officers of Transocean Sedco Forex Inc. (the "Company"):

         The utilization rate and average dayrates for the Company's inland drilling barge fleet declined during the fourth quarter of 2001 to a utilization rate in the mid 50% range (increasing to 60% at the end of the quarter) and average dayrate in the mid $22,000 range.

         The Company's current view of rig demand trends for early 2002 for the Company's deepwater rigs is generally flat in the Gulf of Mexico, North Sea, Brazil, West Africa, Middle East and Southeast Asia markets. The Company's current view of rig demand trends for early 2002 for the Company's midwater rigs is generally declining in the Gulf of Mexico and North Sea markets and generally flat in the Brazil, West Africa and Southeast Asia markets. The Company's current view of rig demand trends for early 2002 for the Company's jackup rigs is generally declining in the Gulf of Mexico market and generally flat in the North Sea, Brazil, West Africa, Middle East and Southeast Asia markets.

         For the Company's International/U.S. Floater Contract Drilling Services segment, 56 percent of the fleet days in the year 2002 are currently committed, and 44 percent are uncommitted. For the Company's Gulf of Mexico Shallow & Inland Water segment, 6

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percent of the fleet days in the year 2002 are currently committed, and 94 percent are uncommitted. For the two segments, a total of 43 percent of the fleet days in the year 2002 are currently committed. The estimated operating revenue for the committed fleet days for the two segments in 2002 is approximately $1.8 billion. A $5,000 change in the dayrate assumption associated with uncommitted fleet days equates to an estimated $0.40 change in earnings per share.

         The Company's pro forma (assuming completion of the R&B Falcon merger as of January 1, 2000) capital expenditures during the year 2000 were $1,040 million. The Company's estimated pro forma capital expenditures are $545 million for 2001 and the Company's estimated capital expenditures are $200 million for each of 2002, 2003 and 2004.

         The Company has received total estimated proceeds of $200 million from asset sales since January 31, 2001.

         For the 11 months ended November 30, 2001, the Company's newbuild fleet experienced approximately 15% downtime and the Company's Gulf of Mexico and international conventional fleet experienced approximately 2.5% downtime.

         The statements described in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements to the effect that the Company or management "anticipates," "believes," "budgets," "estimates," "expects," "forecasts," "intends," "plans," "predicts," or "projects" a particular result or course of events, or that such result or course of events "could," "might," "may" or "should" occur, and similar expressions, are also intended to identify forward-looking statements. Forward-looking statements described above include, but are not limited to, statements involving expected revenues, committed and uncommitted fleet days, rig demand, changes to earnings per share resulting from a change in dayrate assumption and estimated capital expenditures. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, uncertainties relating to the level of activity in offshore oil and gas exploration and development, exploration success by producers, oil and gas prices, demand for offshore and inland water rigs, competition and market conditions in the contract drilling industry, the Company's ability to successfully integrate the operations of acquired businesses, possible delay or cancellation of drilling contracts, work stoppages, the Company's ability to enter into and the terms of future contracts, the availability of qualified personnel, labor relations and the outcome of negotiations with unions representing workers, operating hazards, political and other uncertainties inherent in non-U.S. operations (including exchange and currency fluctuations), war, terrorism and cancellation or unavailability of insurance coverage, the impact of governmental laws and regulations, the adequacy of sources of liquidity, the effect of litigation and contingencies and other factors described above and discussed in the Company's Form 10-K for the year ended December 31, 2000 and in the Company's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize,

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or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.



















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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           TRANSOCEAN SEDCO FOREX INC.



  Date:  January 7, 2002                   By: /s/ ERIC BROWN
                                               ---------------------------------
                                               Eric Brown
                                               Senior Vice President, General
                                               Counsel and Corporate Secretary













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